Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jennifer Milan
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES SECOND QUARTER

FISCAL 2013 FINANCIAL RESULTS

~ Second Quarter Net Income of $11.5 Million; EPS of $.36 In Line With Guidance ~

~ Third Quarter Fiscal 2013 Estimated EPS Range of $.35 to $.40 ~

~ Executes Acquisition Agreements for at Least $60 Million of Annualized Sales ~

ROCHESTER, N.Y. – October 25, 2012 – Monro Muffler Brake, Inc. (Nasdaq: MNRO) (“Monro” or the “Company”), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 29, 2012.

Second Quarter Results

Sales for the second quarter of fiscal 2013 increased 1.9% to $176.5 million as compared to $173.3 million for the second quarter of fiscal 2012. Comparable store sales decreased 4.6%, at the mid-point of the Company’s previously estimated range of a 3% to 6% decrease and compared to an ..8% decrease for the same period last year. Comparable store sales were virtually flat to last year for maintenance services and declined approximately 3% for tires, 4% for alignments, 9% for front end/shocks, 11% for brakes and 16% for exhaust. The total sales increase for the second quarter of $3.2 million was due to an increase in sales from new stores, including recently acquired stores, of $15.4 million.

Gross margin decreased to 39.6% in the second quarter from 41.2% in the prior year quarter due to increased tire costs, a sales mix shift to lower margin tire and service categories and a loss of leverage due to weaker year-over-year comparable store sales. Total operating expenses were $50.1 million, or 28.4% of sales, as compared with $46.1 million, or 26.6% of sales, for the same period of the prior year. On an absolute dollar basis, operating expenses associated with stores acquired in fiscal years 2012 and 2013 accounted for substantially all of the increase. The increase in operating expenses as a percent of sales is due to a loss of leverage as a result of weaker year-over-year comparable store sales.

Operating income for the quarter decreased 21.7% to $19.7 million from $25.2 million in the second quarter of fiscal 2012. Interest expense was $1.4 million as compared to $1.3 million in the second quarter of fiscal 2012.

Net income for the second quarter decreased 23.6% to $11.5 million from $15.1 million in the prior year period. Diluted earnings per share for the quarter decreased 23.4% to $.36, as compared to diluted earnings per share of $.47 in the second quarter of fiscal 2012, and were within the Company’s estimated range of $.35 to $.40. Net income for the second quarter reflects an effective tax rate of 37.6% as compared with 37.0% for the prior year period.

The Company added 18 locations and closed one location during the quarter, ending the quarter with 853 stores.

John Van Heel, President and Chief Executive Officer stated, “Our second quarter performance continues to reflect the ongoing challenges facing consumers in the current economic environment. With high gas and food prices compounded by high unemployment, cautious consumers continue to defer and trade down from higher cost automotive maintenance and repair purchases. Notably, comparable store oil changes were up approximately 1% year-over-year, demonstrating that our customers continue to service their vehicles at our stores. Our ability to take advantage of increased acquisition opportunities with our strong balance sheet in this tough sales environment is demonstrated by the acquisitions we have completed so far this year which, combined, represent a total of $62 million in incremental annualized sales, or 9% growth.”

First Six Month Results

For the six-month period, sales increased 2.2% to $345.7 million from $338.1 million in the same period of the prior year. Comparable store sales decreased 5.9%. Net income for the first six months of fiscal 2013 decreased 24.1% to $23.2 million, or $.72 per diluted share, compared with $30.6 million, or $.95 per diluted share in the comparable period of fiscal 2012.

Acquisition and Company Outlook

On August 12, 2012, Monro completed the acquisition of 17 service stores (13 stores in Milwaukee, Wisconsin and four stores in South Carolina) from Tuffy Associates Corp. The transaction expands the Company’s footprint into a new contiguous market while enabling the Company to fill in an existing market. Annual sales for these stores are approximately $9 million. The Wisconsin locations were rebranded as Monro and the South Carolina locations were rebranded as Tread Quarters Discount Tires. Additionally, on October 7, 2012, Monro completed an acquisition from a former Midas franchisee, consisting of five stores in Rochester, New York. Annual sales for these stores are approximately $3 million. Four of these stores will be rebranded to Mr. Tire and one will be rebranded to Monro.

Monro Muffler Brake also announced today that it has executed agreements to acquire multiple stores in its markets with aggregate annual sales of at least $60 million. The closings are expected to occur in the third quarter of fiscal 2013.

Based on current visibility, business and economic trends, the recent and pending acquisitions, as well as fiscal 2013 being a 52-week year compared to a 53-week year in fiscal 2012, the Company now anticipates the change in fiscal 2013 comparable store sales, adjusted for days, to be in the range of -3.5% to -2.0% and is decreasing its estimated fiscal 2013 diluted earnings per share to a range of $1.36 to $1.50, from the prior range of $1.50 to $1.65. This compares to $1.69 diluted earnings per share in fiscal 2012, or $1.65 diluted earnings per share excluding an estimated $.07 benefit from the 53rd week in fiscal 2012 and $.03 of due diligence costs incurred in the fourth quarter of fiscal 2012. The estimate is based on 32.3 million weighted diluted average shares outstanding. The Company now expects its sales for the year to be in the range of $720 to $735 million.

For the third quarter of fiscal 2013, the Company anticipates the change in comparable store sales to be in the range of -3% to 0%, adjusted for days. The Company expects diluted earnings per share for the third quarter to be between $.35 and $.40, as compared to $.42 for the third quarter of fiscal 2012, which included a $.03 gain on the sale of seven stores completed during that period.

Mr. Van Heel concluded, “Our long-term outlook for our industry and company remain very positive, though we expect that near-term trends will remain choppy as the economic environment continues to weigh on consumer purchasing behavior. Trends to-date in the third quarter remain challenging, as October month-to-date comparable store sales are down approximately 6%. However, we expect weather to normalize and drive improved comparable store sales for the remainder of fiscal 2013, as customers turn to us for purchases that can no longer be delayed. We would expect our short-term visibility to improve during November, which is an important month for tire sales, in particular. Historically, we have leveraged our strong business model to continue to expand our operations regardless of the economic or operating environment. This is evidenced by our fiscal 2013 completed and signed acquisitions, which represent at least $122 million, or 18% in annualized sales growth. These transactions continue to expand our market share which, in turn, should allow us to achieve greater economies of scale and result in higher operating margins and earnings going forward.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 25, 2012 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-264-8892 and using the required pass code 9974717. A replay will be available approximately one hour after the recording through Thursday, November 8, 2012 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 8, 2012.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 859 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois, Missouri and Wisconsin. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2012.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal
	September
	2012	2011	% Change
Sales	$176,475	$173,256	1.9%
Cost of sales, including distribution and occupancy costs	106,624	101,942	4.6%

Gross profit	69,851	71,314	-2.1%
Operating, selling, general and administrative expenses	50,126	46,123	8.7%

Operating income	19,725	25,191	-21.7%
Interest expense, net	1,370	1,332	2.9%
Other income, net	(139)	(123)	12.7%

Income before provision for income taxes	18,494	23,982	-22.9%
Provision for income taxes	6,946	8,865	-21.7%

Net income	$11,548	$15,117	-23.6%

Diluted earnings per share:	$.36	$.47	-23.4%

Weighted average number of diluted shares outstanding	32,206	32,273
Number of stores open (at end of quarter)	853	802

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal
	September
	2012	2011	% Change
Sales	$345,650	$338,074	2.2%
Cost of sales, including distribution and occupancy costs	207,687	195,949	6.0%

Gross profit	137,963	142,125	-2.9%
Operating, selling, general and administrative expenses	98,550	90,792	8.5%

Operating income	39,413	51,333	-23.2%
Interest expense, net	2,668	2,456	8.6%
Other income, net	(192)	(224)	-14.4%

Income before provision for income taxes	36,937	49,101	-24.8%
Provision for income taxes	13,752	18,542	-25.8%

Net income	$23,185	$30,559	-24.1%

Diluted earnings per share	$.72	$.95	-24.2%

Weighted average number of diluted shares outstanding	32,215	32,301

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 29,	March 31,
	2012	2012
Current Assets
Cash	$1,914	$3,257
Inventories	108,872	97,356
Other current assets	41,213	33,687

Total current assets	151,999	134,300
Property, plant and equipment, net	216,987	212,994
Other non-current assets	206,525	162,798

Total assets	$575,511	$510,092

Liabilities and Shareholders’ Equity
Current liabilities	$113,134	$109,794
Obligations under capital leases	44,415	45,504
Other long-term debt	47,772	5,660
Other long-term liabilities	21,847	21,635

Total liabilities	227,168	182,593
Total shareholders’ equity	348,343	327,499

Total liabilities and shareholders’ equity	$575,511	$510,092